P R E S S  R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
210/657-1500

ASI ENERGY ANNOUNCES SUCCESSFUL WELL AND OPERATIONAL UPDATE

SAN ANTONIO, Texas - February 20, 2007 _ ASI Energy, a division of Analytical Surveys, Inc. (ASI) (Nasdaq Capital Market: ANLT), today announced that a well in which the Company owns a 10% working interest has been drilled to total depth in the Rocky Field of Western Oklahoma and is being completed in the Springer sands.

The Adrienne 1-9 well, operated by Range Resources Corporation (NYSE: RRC) is currently testing through fracture-stimulated perforations at a rate of approximately 1 million cubic feet of gas per day. Additional completion activities that include perforating and testing two additional zones are currently underway and should be completed within the next 30 days.

ASI Energy also announced that production casing has been set on the Maxwell well, which is being operated by Atoka Operating Company. ASI Energy owns a 5% working interest in the well, which is located in Jack County, Texas. The well was drilled to 5,084 feet with several productive shows in the Marble Falls, Marble Falls Unconformity Conglomerate, and Atoka Conglomerate formations. Completion activities have begun on the well and it is expected to be in production within the next 30 days.

ASI Energy, along with its strategic partner H&S Production, have set surface casing on the Haun Unit #1-A well. This well will be drilled to an approximate total depth of 13,200 feet. The Company expects the well to encounter significant pay zones throughout the drilling process. Drilling activities have commenced through the surface casing and this well is expected to reach its total depth within approximately 60 days. The well offsets the Haun #1, which was drilled and completed by Samedan in the Oil Creek sand with a calculated absolute open flow rate of 22.5 million cubic feet of gas per day. The Company owns a 3.5% working interest in the Haun prospect, which encompasses 4,500 acres in Grayson County, Texas.

In addition, the Company announced it has executed a Participation Agreement with South Texas Operating Company for the drilling of the Stroman-Armstrong #5, a development well in Webb County, Texas. The well was spud on February 18, 2007.

ASI Energy, a Division of Analytical Surveys, Inc., is a San Antonio-based oil and gas company focused on participation in non-operating exploration and production of U.S. onshore oil and natural gas reserves. ASI is headquartered in San Antonio, Texas. For more information, please visit www.asienergy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the outcome of the drilling and completion activities discussed herein and those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.